UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2017

(Exact name of registrant as specified in its charter)

Nevada	000-29363	88-0343702
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

1771 E. Flamingo Rd #201-A, Las Vegas, NV 89119

(Address of principal executive offices)

(702) 734-3457

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 4, 2017, the Board of Directors of Players Network (the “Company”) appointed Geoffrey Lawrence to serve as the Company’s Chief Financial Officer, effective July 1, 2017.

Mr. Lawrence, age 36, is an economist, accountant, and financial analyst with more than a decade of experience in the public and private sectors. Mr. Lawrence served as the Assistant Controller for the State of Nevada’s State Controller’s Office from March 2015 until his appointment as the Company’s Chief Financial Officer. Prior to that, from January 2015 until March 2015, he was the Policy Director for the Nevada Legislature, Assembly Majority Leadership, and from October 2008 to December 2014, Mr. Lawrence was the Director of Research and Legislative Affairs at the Nevada Policy Research Institute.

On August 8, 2017, the Company and Mr. Lawrence entered into an employment agreement under which Mr. Lawrence will serve as the Company’s Chief Financial Officer and Chief Compliance Officer for a two-year term at an annual base salary of $100,800. The employment agreement also provides for the issuance to Mr. Lawrence of (i) $12,960 of shares of the Company’s common stock on a quarterly basis, with the first such issuance on October 1, 2017, whereby the number of shares shall be determined based on the most recent closing traded price on October 1st, January 1st, April 1st and July 1st, as applicable, (ii) 250,000 shares of the Company’s common stock on July 4, 2017, as a signing bonus, and (iii) an option to purchase 2,000,000 shares of the Company’s common stock, vesting ratably on a monthly basis over a one-year period beginning on August 8, 2017, at an exercise price of $0.17 per share.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1	Employment Agreement, dated as of August 8, 2017, between Players Network and Geoffrey Lawrence

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 11, 2017

By:	/s/ Mark Bradley
Mark Bradley, Chief Executive Officer